                            ADMINISTRATION AGREEMENT

     AGREEMENT made as of February 20, 2007, by and between Morgan Stanley FX
Series Funds, a Massachusetts business trust (the "Fund"), including any portfolio/series thereof, as set forth on Schedule A (each, a "Portfolio" and collectively, the "Portfolios") as may be amended from time to time, and Morgan
Stanley Services Company Inc., a Delaware corporation (hereinafter called the
"MS Services"):

     WHEREAS, on August 14, 2007, the Fund (including the Portfolios) and Morgan
Stanley Investment Advisors Inc. (the "Investment Adviser") entered into an
Investment Advisory Agreement (the "Investment Advisory Agreement");

     WHEREAS, the Portfolios desire to retain MS Services to perform the administrative services as described below; and

     WHEREAS, MS Services desires to be retained by the Portfolio to perform such administrative services;

     Now, therefore, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1. MS Services agrees to provide administrative services to each Portfolio as hereinafter set forth. Without limiting the generality of the foregoing, MS
Services shall (i) administer the Portfolio's business affairs and supervise the overall day-to-day operations of the Portfolio (other than rendering investment advice); (ii) provide the Portfolio with full administrative services, including the maintenance of certain books and records, such as journals, ledger accounts and other records required under the Investment Company Act of 1940, as amended
(the "Act"), the notification to the Portfolio of available funds for investment, the reconciliation of account information and balances among the
Portfolio's custodian, transfer agent and dividend disbursing agent and the
Portfolio, and the calculation of the net asset value of the Portfolio's shares;
(iii) provide the Portfolio with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary to provide effective operation of the Portfolio; (iv) oversee the performance of administrative and professional services rendered to the Portfolio by others, including its custodian, transfer agent and dividend disbursing agent, as well as accounting, auditing and other services, including: (1) maintenance of the books and records and accounting controls for the Portfolio's assets, including records of all securities transactions; (2) daily calculation of the net asset value for each of the Portfolios; (3) accounting for dividends and interest received and distributions made by each of the Portfolios; (4) preparation and filing of the Portfolio's U.S. tax returns and annual and semi-annual reports;
(5) the production of transaction data, financial reports and such other periodic and special reports as the Board of Trustees of the Portfolio may reasonably request; (6) the preparation of financial statements for the annual and semi-annual reports and other shareholder communications; (7) liaison with the Portfolio's independent registered public accounting firms; (8) monitoring and administration of arrangements with the Portfolio's custodian and depository banks; and (9) maintenance of (but not the payment for) the Fidelity Bond required to be maintained under the Act and preparation of the filings required in connection therewith; (v) provide the Portfolio with adequate general office space and facilities; (vi) assist in the preparation and the printing of the periodic updating of the Portfolio's registration statement, prospectus and statement of additional information, tax returns, proxy statements, and reports to its shareholders and the Securities and Exchange Commission; and (vii)
monitor the compliance of the Portfolio's investment policies and restrictions.

2. MS Services shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of MS Services shall be deemed to include officers of MS Services and persons employed or otherwise retained by MS
Services (including officers and employees of the Fund, with the consent of the
Fund) to furnish services, statistical and other factual data, information with respect to technical and scientific developments, and such other information, advice and assistance as MS Services may desire. MS Services shall maintain each
Portfolio's records and books of account (other than those maintained by the
Portfolio's transfer agent, registrar, custodian and other agencies). All such books and records so maintained shall be the property of the Portfolio and, upon request therefor, MS Services shall surrender to the Portfolio such of the books and records so requested.

3. The Portfolios will, from time to time, furnish or otherwise make available to MS Services such financial reports, proxy statements and other information relating to the business and affairs of the Portfolio as MS Services may reasonably require in order to discharge its duties and obligations to the
Portfolio under this Agreement or to comply with any applicable law and regulation or request of the Board of Trustees of the Portfolio.

4. For the services to be rendered, the facilities furnished, and the expenses assumed by MS Services, the Portfolios shall pay to MS Services monthly compensation calculated daily by applying the annual rate or rates set forth on
Schedule A to the net assets of each Portfolio. Except as hereinafter set forth, compensation under this Agreement shall be calculated by applying 1/365th of the annual rate or rates to the Portfolio's daily net assets determined as of the close of business on that day or the last previous business day. If this
Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on Schedule A. Payment of MS Services'
compensation for the preceding month shall be made as promptly as possible.

5. MS Services shall bear the cost of rendering the administrative services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund who are also directors, officers or employees of MS Services, and provide such office space and equipment and such clerical and bookkeeping services as each Portfolio shall reasonably require in the conduct of its business. MS Services shall also bear the cost of heat, light, power and other utilities provided to each Portfolio and the cost of out-of-pocket expenses incurred in the ordinary course of providing services under this Agreement, such as telephone, fax, system usage, internal controls assurance (such as a Statement on Auditing Standards (SAS) No.
70 report), envelopes, postage and special delivery mail. Each Portfolio shall reimburse MS Services for any extraordinary expenses and the expenses of one or more independent pricing services, approved from time to time by the Board of
Trustees of a Portfolio, to obtain securities prices in connection with determining the net asset value of the Portfolio. The Portfolio will reimburse
MS Services for its share of the cost of such services based upon its actual use of the services.

6. MS Services will use its best efforts in the performance of administrative activities on behalf of each Portfolio, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, MS Services shall not be liable to the Portfolio or any of its investors for any error of judgment or mistake of law or for any act or omission by MS Services or for any losses sustained by the Portfolio or its investors.

7. It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, MS Services, and in any

person controlling, controlled by or under common control with MS Services, and that MS Services and any person controlling, controlled by or under common control with MS Services may have an interest in the Fund. It is also understood that MS Services and any affiliated persons thereof or any persons controlling, controlled by or under common control with MS Services have and may have advisory, management, administration service or other contracts with other organizations and persons, and may have other interests and businesses, and further may purchase, sell or trade any securities or commodities for their own accounts or for the account of others for whom they may be acting.

8. This Agreement shall continue unless terminated by either party by written notice delivered to the other party within 30 days. In the event that the
Investment Advisory Agreement between any Portfolio and the Investment Adviser is terminated, this Agreement will automatically terminate with respect to such
Portfolio.

9. This Agreement may be amended or modified by the parties in any manner by written agreement executed by each of the parties hereto.

10. This Agreement may be assigned by either party with the written consent of the other party.

11. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement on February 20, 2007 in New York, New York.

                                    ON BEHALF OF EACH PORTFOLIO OF THE
                                    MORGAN STANLEY CURRENCY FUNDS
                                    AS SET FORTH IN SCHEDULE A

                                    By: /s/ Ronald E. Robison
                                        ----------------------------------------
                                        Ronald E. Robison
                                        President and Principal Executive
                                         Officer

Attest:

/s/ Stefanie V. Chang Yu
---------------------------------
Stefanie V. Chang Yu

                                    MORGAN STANLEY SERVICES COMPANY INC.

                                    By: /s/ Ronald E. Robison
                                        ----------------------------------------
                                        Ronald E. Robison
                                        Managing Director

Attest:

/s/ Stefanie V. Chang Yu
---------------------------------
Stefanie V. Chang Yu

                                   SCHEDULE A
                      MORGAN STANLEY SERVICES COMPANY INC.

                         SCHEDULE OF ADMINISTRATIVE FEES

     Monthly compensation calculated daily by applying the following annual rates to a Portfolio's average daily net assets:

PORTFOLIO

The FX Alpha Strategy Portfolio        0.080% of the daily net assets.
The FX Alpha Plus Strategy Portfolio   0.080% of the daily net assets.

                                       A-1